UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2014

OFS Capital Corporation

(Exact name of Registrant as specified in its charter)

Delaware	814-00813	46-1339639
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 S. Wacker Drive, Suite 2500 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 734-2000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 18, 2014, OFS Capital WM, LLC (“OFS Capital WM”), a wholly-owned subsidiary of OFS Capital Corporation (the “Company”), elected unilaterally to permanently and irrevocably reduce the size of its secured revolving credit facility (the “WM Credit Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”) under a Loan and Security Agreement among OFS Capital WM, MCF Capital Management LLC (“MCF”), Wells Fargo Securities, LLC, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A. (the “Loan and Security Agreement”), from $125 million to $100 million (the “Reduction”), by written notice to Wells Fargo and MCF under the Loan and Security Agreement. The Reduction will result in a lowering of OFS Capital WM’s interest expenses, attributable to a reduction of its non-usage fee, in connection with the WM Credit Facility. No costs were incurred by the Company or OFS Capital WM in connection with the Reduction.

The foregoing description of the WM Credit Facility does not purport to be complete and is qualified in its entirety by reference to the original Loan and Security Agreement dated as of September 28, 2010, as amended by the First Amendment thereto dated as of November 27, 2010, the Second Amendment thereto dated as of January 26, 2011, the Third Amendment thereto dated as of September 28, 2012, the Fourth Amendment thereto dated as of January 22, 2013, the Fifth Amendment thereto dated as of April 3, 2013, the Sixth Amendment thereto dated as of November 22, 2013, the Seventh Amendment thereto dated as of January 17, 2014, and the Eighth Amendment thereto dated as of July 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFS Capital Corporation

Date: November 18, 2014	By:	/s/ Bilal Rashid
Chief Executive Officer